Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-187460) and related Prospectus of First Financial Bankshares, Inc. for the registration of 420,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 22, 2013, with respect to the consolidated financial statements of First Financial Bankshares, Inc., and the effectiveness of internal control over financial reporting of First Financial Bankshares, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, TX

April 5, 2013